UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2016

Rapid7, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37496	35-2423994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Summer Street, Boston, Massachusetts		02110
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 247-1717

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On October 4, 2016, Rapid7, Inc. (the “Company”) announced that Andrew Burton, its current Senior Vice President, IT Search, has been appointed as the Chief Operating Officer of the Company, effective October 3, 2016.

Mr. Burton, 44, joined the Company in October 2015 as its Senior Vice President, IT Search in connection with the Company’s acquisition of Logentries. Prior to that time, from July 2013 to October 2015, Mr. Burton served as President and Chief Executive Officer of Logentries. Prior to that time, Mr. Burton served as Senior Vice President, Products at LogMeIn, Inc., a provider of cloud-based remote connectivity solutions, from October 2011 to August 2013, after joining LogMeIn as Vice President, Products in October 2007. Mr. Burton received a B.S. in American Studies from Oregon State University, a Masters in Information Systems from University College, Dublin and an M.B.A. from Boston College.

Mr. Burton does not have a family relationship with any director or executive officer of the Company or person nominated or chosen by the Company to become a director or executive officer, and there are no arrangements or understandings between Mr. Burton and any other person pursuant to which Mr. Burton was appointed as Chief Operating Officer. There have been no transactions since the beginning of the Company’s last fiscal year, or any current proposed transaction, in which Mr. Burton has an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. In connection with his appointment, Mr. Burton entered into the Company’s standard form of indemnification agreement, the form of which has been filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 10, 2016.

Employment Offer Letter and Terms

In connection with Mr. Burton’s appointment as Chief Operating Officer on October 3, 2016, the Company entered into an offer letter with Mr. Burton (the “Offer Letter”), which replaces and supersedes the prior offer letter dated October 6, 2015 between the Company and Mr. Burton covering his role as Senior Vice President, IT Search. Pursuant to the Offer Letter, Mr. Burton will serve as the Chief Operating Officer of the Company, reporting to the Company’s Chief Executive Officer. The Offer Letter does not provide for specified term of employment and Mr. Burton’s employment will be on an at-will basis. Mr. Burton will receive an annual base salary of $330,000 and is eligible to earn an annual cash incentive bonus, initially with a target aggregate amount of $170,000, under the Company’s standard commission and bonus plans. Mr. Burton is also eligible to participate in the Company’s employee benefit plans, as may be maintained by the Company from time to time, on the same terms as other similarly situated employees of the Company.

Pursuant to the terms of the Offer Letter, Mr. Burton received (collectively referred to as the “Equity Awards”): (i) a non-qualified stock option to purchase up to 90,000 shares of the Company’s common stock at an exercise price of $17.59 per share, which was the closing price of the Company’s common stock on the NASDAQ Global Market on October 3, 2016, the date of grant of the stock option and (ii) a restricted stock unit award covering 45,000 shares of the Company’s common stock. The Equity Awards will vest over four years in equal quarterly installments, subject to Mr. Burton’s continued service on each applicable vesting date. The Equity Awards are subject to the terms of the Company’s 2015 Equity Incentive Plan, as amended and the applicable award agreements thereunder.

In addition, the Offer Letter provides that if Mr. Burton is terminated by the Company without “cause” (as defined in the Company’s 2015 Equity Incentive Plan, as amended) or resigns for “good reason” (as defined in the Offer Letter), Mr. Burton will be entitled to continued payment of his base salary for nine months and payment of premiums for continued health benefits under COBRA for up to nine months. Further, if Mr. Burton’s employment is terminated by the Company without “cause” or Mr. Burton resigns for “good reason,” in each case, within three months prior to or twelve months following a change in control of the Company, Mr. Burton’s equity awards will vest as to 25% of the-then unvested portion of the underlying shares of common stock. Mr. Burton’s benefits are conditioned, among other things, on his execution of the Company’s standard separation agreement and a general release of claims in the Company’s favor.

A copy of the Offer Letter is filed as Exhibit 10.1 to this Current Report on a Form 8-K. The foregoing description of the Offer Letter is a summary only and is qualified in its entirety by the full text of the Offer Letter, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On October 4, 2016, the Company issued a press release announcing the appointment of Mr. Burton as Chief Operating Officer, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is furnished solely pursuant to Item 7.01 of this Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Offer Letter between the Registrant and Andrew Burton, dated October 3, 2016

99.1	Press release dated October 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rapid7, Inc.

Dated: October 4, 2016	By:	/s/ Corey Thomas
Corey Thomas
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter between the Registrant and Andrew Burton, dated October 3, 2016

99.1	Press release dated October 4, 2016